As filed with the Securities and Exchange Commission on May 11, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Document Security Systems, Inc
(Exact name of registrant as specified in its charter)

New York	16-1229730
(State of Incorporation)	(I.R.S. Employer Identification No.)

28 Main Street East, Suite 1525 Rochester, New York 14614 (585) 325-3610
(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

2004 Employee Stock Option Plan, as Amended and Restated
(Full Title of the Plan)

Patrick White Chief Executive Officer Document Security Systems, Inc. 28 Main Street East, Suite 1525 Rochester, New York 14614 (585) 325-3610
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.02 per share	913,000(2)	$10.42 (3)	$9,513,460 (3)	$1,017.95
Common Stock, par value $.02 per share	87,000 (4)	$9.42 (5)	$819,540 (5)	$87.70
Total	1,000,000		$10,333,000	$1,105.65

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the 2004 Employee Stock Option Plan, as Amended and Restated (the “Plan”).

(2)	Represents shares of Common Stock reserved for issuance pursuant to awards which may be granted under the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported prices of the shares of Common Stock of the Registrant (“Common Stock”) on the American Stock Exchange on May 9, 2006.

(4)	Represents shares of Common Stock which may be issued upon exercise of options previously granted under the Plan.

(5)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the weighted average of the exercise price per share of such options.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2004 Employee Stock Option Plan, as amended and restated, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1.	The description of the Registrant’s common stock set forth in its registration statement on Form 8-A, filed with the SEC on May 12, 1986;

2.	The description of the Registrant’s common stock set forth in its registration statement on Form 8-A, filed with the SEC on April 19, 2004;

3.	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 7, 2006;

4.	The Registrant’s Current Reports on Form 8-K, filed on January 4, 2006, February 13, 2006, March 20, 2006, March 30, 2006 and May 10, 2006; and

5.	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by the Law Offices of Michael T. Hughes, Esq. The Law Offices of Michael T. Hughes, Esq. own no shares of Common Stock or other securities of the Registrant.

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law contains provisions permitting and, in some situations, requiring New York corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

      In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The New York Business Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

      As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8. Exhibits.

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Document Security Systems, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. All other exhibits are filed herewith.

5.1	Opinion of Law Offices of Michael T. Hughes as to the legality of shares being registered.

23.1	Consent of Law Offices of Michael T. Hughes (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Freed Maxick & Battaglia, CPAs, PC.

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

10.27*	2004 Employee Stock Option Plan, as Amended and Restated (filed as Appendix A to Proxy Statement for the Meeting of Shareholders held on December 8, 2005).

10.31	Form of Stock Option Agreement under the 2004 Employee Stock Option Plan of the Registrant.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on May 11, 2006.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Patrick White
Chief Executive Officer and President

The undersigned directors and officers hereby constitute and appoint Patrick White with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of May 11, 2006.

Signature	Titles

/s/ PATRICK WHITE	Chairman of the Board, Chief Executive Officer, President and Director
PATRICK WHITE

Director
THOMAS M. WICKER

/s/ ALAN E. HARRISON	Director
ALAN E. HARRISON

/s/ TIMOTHY ASHMAN	Director
TIMOTHY ASHMAN

/s/ IRA A. GREENSTEIN	Director
IRA A. GREENSTEIN

/s/ ROBERT B. FAGENSON	Director
ROBERT B. FAGENSON

/s/ PHILIP JONES	Principal Accounting Officer
PHILIP JONES

EXHIBIT INDEX

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Document Security Systems, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. All other exhibits are filed herewith.

5.1	Opinion of Law Offices of Michael T. Hughes as to the legality of shares being registered.

23.1	Consent of Law Offices of Michael T. Hughes (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Freed Maxick & Battaglia, CPAs, PC.

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

10.27*	2004 Employee Stock Option Plan, as Amended and Restated (filed as Appendix A to Proxy Statement for the Meeting of Shareholders held on December 8, 2005).

10.31	Form of Stock Option Agreement under the 2004 Employee Stock Option Plan of the Registrant.